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Exhibit 10.12.3

Execution Copy

THIRD AMENDMENT AGREEMENT

        THIS THIRD AMENDMENT AGREEMENT dated as of January 28, 2003 (this "Amendment Agreement"), by and between VERSICOR INC., a Delaware corporation (the "Company"), and FLEET NATIONAL BANK (the "Bank").

        WHEREAS, the Bank and the Company wish to modify the provisions of the Loan Agreement (as defined herein) to add a new equipment loan, modify the terms of the Term Loan, and modify certain financial covenants and other provisions of the Loan Agreement as set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:

        1.    Reference to Loan Agreement.

        Reference is made to that certain Revolving Credit, Term Loan and Security Agreement dated as of December 31, 1996, as amended by the First Amendment Agreement dated as of December 30, 1997 and the Second Amendment Agreement dated as of October 22, 2001, and as extended by that certain Extension Letter dated as of December 27, 2002 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement"), by and between the Company and the Bank. Capitalized terms used herein which are defined in the Loan Agreement have the same meanings herein as therein, except to the extent that such meanings are amended hereby.

        2.    Amendments.

        The Company and the Bank agree that the Loan Agreement is hereby amended, effective as of the date hereof, as follows:

        (a)  Additions to Section 1.1 of the Loan Agreement.    The following definitions are hereby added to Section 1.1 of the Loan Agreement:

          Annualized Cash Burn.    For any fiscal quarter of the Company, four times the Cash Burn for such fiscal quarter. For any fiscal month of the Company, twelve times the Cash Burn for such fiscal month.

          BI Acquisition.    See Section 6.6.

          Biosearch Italia.    Biosearch Italia S.p.A., an Italian joint stock company.

          Cash Burn.    For any fiscal period, the net loss of the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) during such period, plus amortization and depreciation, minus taxes paid in cash and Non-Financed Capital Expenditures.

          Cash Collateral Amount.    An amount equal to:

            (1)  90% of the notes, bonds or other obligations of the United States of America or any agency thereof that as to principal and interest constitute direct obligations of or are guaranteed by the United States of America, and

            (2)  cash,

    each held in a separate collateral account maintained by the Company at the Bank for the sole purpose of securing the outstanding principal amount of the Loans and in which the Bank has a perfected first priority security interest.

          Equipment Loan II Availability Period.    The period commencing on the date of the Second Amendment Agreement and ending on December 31, 2003.

          Equipment Loan II Commitment Amount.    One Million Five Hundred Thousand Dollars ($1,500,000).

          Equipment Loan II Maturity Date.    December 31, 2005.

          Foreign Subsidiary.    A corporation, partnership or limited liability company organized under the laws of any jurisdiction other than the United States that becomes a Subsidiary of the Company.

          Funded Senior Indebtedness.    The sum, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of all Indebtedness for borrowed money other than Subordinated Indebtedness.

          Hedging Agreement.    Any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

          Third Amendment Agreement.    The Third Amendment Agreement dated as of January 28, 2003 between the Bank and the Company.

          Total Liabilities.    As at any date, any and all liabilities of the Company and its Subsidiaries on such date on a consolidated basis determined in accordance with GAAP, minus obligations of the Company to the Bank to the extent of the Cash Collateral Amount.

        (b)  Modifications to Section 1.1 of the Loan Agreement.

              i.  The definition of "Cash Equivalent Amount" is replaced by the following: "Cash Equivalent Amount. The sum of the following, without duplication, none of which may be subject to any Encumbrances except for Encumbrances in favor of the Bank or any of its Affiliates: (1) cash held by the Company in the United States, plus (2) Qualified Investments of the Company held in the United States, minus (3) cash or Qualified Investments pledged to the Bank or any issuer of a letter of credit to secure the Company's reimbursement obligation with respect to such letter of credit."

            ii.  The definition of "Debt Service Coverage Ratio" is hereby modified to delete the words "twelve consecutive months" from such definition and replace them with the words "four consecutive quarters".

            iii.  The definition of "Loans" is replaced by the following: "Loans. The Term Loan, the Equipment Loans and the Equipment Loans II."

            iv.  The definition of "Notes" is replaced by the following: "Notes. Collectively, the Term Note, the Equipment Note and the Equipment Note II, each individually, a "Note."' All references in the Agreement to the "Term Notes" are hereby replaced by the "Term Note."

            v.  The definition of "Obligations" is modified by inserting the words "and Hedging Agreements" immediately after the word "Notes".

        (c)  Modifications to Section 2 of the Loan Agreement.

              i.  Section 2.1(a) of the Loan Agreement is hereby deleted and replaced by the following:

          (a)  General Provisions.    Upon the terms and subject to the conditions set forth in the Third Amendment Agreement, and in reliance upon the representations, warranties and covenants of the Company made herein and therein, the Bank agrees to make a term loan (the "Term Loan") to the Company in the original principal amount of $2,801,500 for the purpose of refinancing the Term Loans made by the Bank to the Company on the date of the First Amendment Agreement.

            ii.  Section 2.1(b) of the Loan Agreement is hereby deleted and replaced by the following:

          (b)  Term Note.    The Term Loan shall be evidenced by a Term Note, in the form attached hereto as Exhibit F, payable to the order of the Bank in the original principal amount of $2,801,500. The Term Note shall be dated the date of the Third Amendment Agreement and shall have the blanks therein appropriately filled in. The Term Note shall bear interest at the rate or rates, and such interest shall be payable in the dates specified in Section 2.8.

            iii.  Section 2.4(c) of the Loan Agreement is hereby deleted and replaced by the following:

          (c)  The outstanding principal amount of the Term Loan shall be payable in eight (8) equal quarterly installments, each such installment of principal equal to $350,187.50, on the last Business Day of each calendar quarter commencing on March 31, 2003 with the final payment of the balance (together with any accrued interest and all other amounts due hereunder by reason of the Term Loan) on December 31, 2004 or such earlier date that the balance shall have been reduced to zero.

            iv.  Section 2.8 of the Loan Agreement is hereby deleted and replaced by the following:

        2.8  Interest.    The Notes shall bear interest on the unpaid principal amount thereof until paid in full at the rate or rates per annum determined (on the basis of the actual number of days elapsed over a 360-day year) and payable as follows:

          (a)  The rate of interest for any portion of the outstanding principal amount of the Loans which, when added to the aggregate outstanding principal amount of all Loans, is less than or equal to the Cash Collateral Amount and is not then subject to an exercised LIBOR Option under Section 2.9 shall be computed at the Prime Rate.

          (b)  The rate of interest for any portion of the outstanding principal amount of the Loans which, when added to the aggregate outstanding principal amount of all Loans, exceeds the Cash Collateral Amount and is not then subject to an exercised LIBOR Option under Section 2.9 shall be computed at the Prime Rate plus one-half percent  (1/2%).

          (c)  The rate for any LIBOR Portion of the Loans which, when added to the aggregate outstanding principal amount of all Loans, is less than or equal to the Cash Collateral Amount shall be computed at a rate equal to the applicable LIBOR Rate plus one percent (1%).

          (d)  The rate for any LIBOR Portion of the Loans which, when added to the aggregate outstanding principal amount of all Loans, exceeds the Cash Collateral Amount shall be computed at a rate equal to the applicable LIBOR Rate plus three and one-quarter percent (3 1/4%).

          (e)  If at any time while Loans are outstanding and accruing interest under Sections 2.8(a) and/or 2.8(c), the aggregate principal amount of all Loans outstanding shall exceed the Cash Collateral Amount or the Cash Collateral Amount shall be reduced to less than the aggregate principal amount of all Loans outstanding, the portion of the principal amount of Loans accruing interest under Section 2.8(a) or 2.8(c) in excess of the then current Cash Collateral Amount shall, in the Bank's sole discretion, accrue interest under Section 2.8(b) or 2.8(d).

          (f)    Interest on the Notes shall be payable as follows: (i) interest on any Prime Rate Loan shall be payable monthly in arrears on the first Business Day of each month, commencing on the first Business Day of March, 2003 and at maturity (whether by acceleration or otherwise); (ii) interest on any LIBOR Portion of the Loans in respect of any LIBOR Period shall be payable on the last day of such LIBOR Period and at maturity (whether by acceleration or otherwise). A change in the rate of interest payable on any portion of the outstanding principal balance of any

  Loan which is not then subject to a LIBOR Option shall take effect simultaneously with the corresponding change in the Prime Rate.

            v.  Section 2.9 of the Loan Agreement is hereby deleted and replaced by the following:

        2.9    Certain LIBOR Provisions.

          (a)  LIBOR Option.    Subject to the provisions of Section 2, 2A and 2B, as applicable, the Company shall have the right to have the interest on all or any portion of the principal amount of any Loan based on a LIBOR Rate.

          (b)  Certain Definitions.    As used herein, the following terms have the following respective meanings:

          Banking Day.    (i) When used with respect to the LIBOR Option, a day on which transactions may be effected in deposits of U.S. dollars in the London interbank foreign currency deposits market and on which banks may conduct business in London, England and Boston, Massachusetts and (ii) when used with respect to the other provisions of this Agreement, any day excluding Saturday and Sunday and excluding any other day which shall be in Boston, Massachusetts, a legal holiday or a day on which banking institutions are authorized by law to close.

          Board.    The Board of Governors of the Federal Reserve System of the United States.

          Legal Requirement.    Any requirement imposed upon the Bank by any law of the United States of America or the United Kingdom or by any regulation, order, interpretation, ruling or official directive (whether or not having the force of law) of the Board, the Bank of England or any other board, central bank or governmental or administrative agency, institution or authority of the United States of America, the United Kingdom or any political subdivision of either thereof.

          LIBOR Option.    The option granted pursuant to this Section 2 to have the interest on all or a portion of the principal amount of the Loans based on a LIBOR Rate.

          LIBOR Period.    Any period, as provided below in this Section 2.9, of 30, 60 or 90 days, commencing on any Banking Day; provided, however, that (i) no LIBOR Period with respect to any LIBOR Portion of the Term Loan shall extend beyond the Term Loan Maturity Date, (ii) no LIBOR Period with respect to any LIBOR Portion of any Equipment Loan shall extend beyond the Equipment Loan Maturity Date, and (iii) no LIBOR Period with respect to any LIBOR Portion of any Equipment Loan II shall extend beyond the Equipment Loan II Maturity Date. If any LIBOR Period so selected would otherwise end on a date which is not a Banking Day, such LIBOR Period shall instead end on the next preceding or succeeding Banking Day as determined by the Bank in accordance with the then current banking practice in London. Each determination by the Bank of any LIBOR Period shall, in the absence of manifest error, be conclusive, and at the Company's request the Bank shall demonstrate the basis for such determination.

          LIBOR Portion.    That portion of the Loans specified in a LIBOR Request, (i) which is not less than Two Hundred Dollars ($250,000), (ii) which is an integral multiple of Ten Thousand Dollars ($10,000), (iii) which does not exceed the outstanding balance of the Loans not already subject to an exercised LIBOR Option, (iv) which, as of the date of the LIBOR Request specifying such LIBOR Portion, has met the conditions for basing interest on the LIBOR Rate in Section 2.9A of this Agreement and (v) the LIBOR Period of which has commenced and not terminated.

          LIBOR Premium.    With respect to the prepayment of any LIBOR Portion of any Loan, whether voluntary or as a result of acceleration, an amount equal to the product of (i) the excess, if any, of the rate of interest on the principal amount so prepaid over the rate of interest on debt securities issued by the Treasury of the United States of America on a date approximating the date of payment of such principal amount and having a maturity date approximating the last Banking Day of the applicable LIBOR Period, multiplied by (ii) the principal amount so prepaid, multiplied by (iii) a fraction, the numerator of which is the number of days remaining in the related LIBOR Period and the denominator of which is 360.

          LIBOR Rate.    With respect to any LIBOR Portion for the related LIBOR Period, an interest rate per annum (rounded upwards, if necessary, to the next higher 1/8 of 1%) equal to the product of (a) the Base LIBOR Rate (as hereinafter defined) and (b) Statutory Reserves. For purposes of this definition, the term "Base LIBOR Rate" shall mean the rate (rounded to the nearest 1/8 of 1% or, if there is no nearest 1/8 of 1%, the next higher 1/8 of 1%) at which deposits of U.S. dollars approximately equal in principal amount to the LIBOR Portion and for a maturity equal to the applicable LIBOR Period are offered to the Bank in the London interbank foreign currency deposits market at approximately 11:00 a.m., London time, two (2) Banking Days prior to the commencement of such LIBOR Period, for delivery on the first day of such LIBOR Period. Each determination by the Bank of any LIBOR Rate shall, in the absence of manifest error, be conclusive, and at the Company's request, the Bank shall demonstrate the basis for such determination.

          LIBOR Request.    Notice in writing (or by telephonic communications confirmed by telex, telecopy or other facsimile transmission on the same day as the telephone request) from the Company to the Bank requesting that interest on a LIBOR Portion be based on the LIBOR Rate, specifying: (i) the first day of the LIBOR Period, (ii) the length of the LIBOR Period consistent with the definition of that term and (iii) a dollar amount of the LIBOR Portion consistent with the definition of that term.

          Statutory Reserves.    A fraction, the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board and any other banking authority to which the Bank is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include, without limitation, those imposed under such Regulation D. LIBOR Portions of the Loans shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to the Bank under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          Tax.    In relation to any LIBOR Portion and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or other charges of whatever nature required by any Legal Requirement (i) to be paid by the Bank and/or (ii) to be withheld or deducted from any payment otherwise required hereby to be made by the Company to the Bank, provided that the term "Tax" shall not include any taxes imposed upon the net income of the Bank by the United States of America or any political subdivision thereof (including state and local governmental authorities).

        (d)  Additions to Section 2 of the Loan Agreement.    Sections 2.9A, 2.9B, 2.9C, and 2.9D of the Loan Agreement as set forth below are hereby added to the Loan Agreement immediately following Section 2.9:

          2.9A    Conditions for Basing Interest on the LIBOR Rate.    Upon the condition that:

          (a)  The Bank shall have received a LIBOR Request from the Company prior to noon at least three (3) Banking Days prior to the first day of the LIBOR Period requested;

          (b)  There shall have occurred no change in applicable law which would make it unlawful for the Bank to obtain deposits of U.S. dollars in the London interbank foreign currency deposits market;

          (c)  As of the date of the LIBOR Request and the first day of the LIBOR Period, there shall exist no Event of Default, nor any Default, which has not been waived by the Bank;

          (d)  The Bank shall not have determined in good faith that it is unable to determine the LIBOR Rate in respect of the requested LIBOR Period or that it is unable to obtain deposits of U.S. dollars in the London interbank foreign currency deposits market in the applicable amounts and for the requested LIBOR Period; and

          (e)  As of the first date of the LIBOR Period specified in such LIBOR Request, and after having given effect thereto, there shall be no more than an aggregate of five (5) LIBOR Portions outstanding;

  then interest on the LIBOR Portion requested during the LIBOR Period requested will be at the applicable LIBOR Rate.

          2.9B Indemnification for Funding and Other Losses.    Each LIBOR Request shall be irrevocable and binding on the Company. Without limiting the generality of Section 2.9C, the Company shall indemnify the Bank against any loss or expense incurred by the Bank as a result of any failure on the part of the Company to fulfill, on or before the date specified in any LIBOR Request, the applicable conditions set forth in this Agreement, including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by the Bank to fund or maintain the requested LIBOR Portion when interest on such LIBOR Portion, as a result of such failure on the part of the Company, is not based on the applicable LIBOR for the requested LIBOR Period. The Bank shall determine the amount of such loss or expense incurred by it, and absent manifest error such determination shall be conclusive, and at the Company's request the Bank shall demonstrate the basis for such determination.

          2.9C     Change in Applicable Laws, Regulations, etc.    If any Legal Requirement shall make it unlawful for the Bank to fund through the purchase of U.S. dollar deposits any LIBOR Portion, or otherwise to give effect to its obligations as contemplated hereby, or shall impose on the Bank any costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Bank, which includes deposits by reference to which the LIBOR Rate is determined as provided herein or a category of extensions of credit or other assets of the Bank which includes any LIBOR Portion, or shall impose on the Bank any restrictions on the amount of such a category of liabilities or assets which the Bank may hold, (a) the Bank may by notice thereof to the Company terminate the LIBOR Option, (b) any LIBOR Portion subject thereto shall immediately bear interest thereafter at the rate provided for in Section 2.8(a) or (b), as applicable, and (c) the Company shall indemnify the Bank against any loss, penalty or expense incurred by the Bank by reason of the liquidation or redeployment of deposits or other funds acquired by the Bank to fund or maintain such LIBOR Portion, as provided in Section 2.9B.

          2.9D    Taxes.    It is the understanding of the Company and the Bank that the Bank shall receive payments of amounts of principal of and interest on the Loans with respect to the LIBOR Portions from time to time subject to a LIBOR Option free and clear of, and without deduction for, any Taxes. If (a) the Bank shall be subject to any such Tax in respect of any such LIBOR Portion or part thereof or (b) the Company shall be required to withhold or deduct any such Tax from any such amount, and (c) such Tax shall not have existed as of the date of the applicable LIBOR Request, the LIBOR applicable to such LIBOR Portion shall be adjusted by the Bank to reflect all additional costs incurred by the Bank in connection with the payment by the Bank or the withholding by the Company of such Tax and the Company shall provide the Bank with a statement detailing the amount of any such Tax actually paid by the Company. Determination by the Bank of the amount of such costs shall, in the absence of manifest error, be conclusive, and at the Company's request, the Bank shall demonstrate the basis of such determination. If after any such adjustment, any part of any Tax paid by any Bank is subsequently recovered by the Bank, the Bank shall reimburse the Company to the extent of the amount so recovered. A certificate of an officer of the Bank setting forth the amount of such recovery and the basis therefor shall, in the absence of manifest error, be conclusive.

          (e)  Modifications to Sections 2A.

                i.  Section 2A.1(b) of the Credit Agreement is hereby modified to delete the reference to Section 2A.7 from such Section and replace it with a reference to Section 2.8.

              ii.  Section 2A.1(c) of the Credit Agreement is hereby modified to delete the reference to Section 2A.9 from such Section and replace it with a reference to Section 2.9A.

              iii.  Section 2A.6(a) of the Credit Agreement is hereby modified to delete the reference to Section 2A.7 from such Section and replace it with a reference to Section 2.8.

              iv.  Sections 2A.7, 2A.8, 2A.9, 2A.10. 2A.11, and 2A.12 of the Loan Agreement are hereby deleted.

          (f)    Addition of Section 2B of the Loan Agreement.    Section 2B of the Loan Agreement as set forth below is hereby added to the Loan Agreement immediately following Section 2:-

SECTION 2B
DESCRIPTION OF EQUIPMENT LOANS II

          2B.1 The Equipment Loans II.

          (a)  General Provisions.    Upon the terms and subject to the conditions of set forth in the Third Amendment Agreement, and in reliance upon the representations, warranties and covenants of the Company made herein and therein, the Bank agrees, during the Equipment Loan II Availability Period, to make one or more equipment loans (the "Equipment Loans II") to the Company, for the purpose of financing the acquisition of capital and laboratory equipment, including, without limitation, software; provided that (1) the aggregate principal amount of Equipment Loans II advanced by the Bank to the Company shall not exceed the Equipment Loan II Commitment Amount, and (2) no Equipment Loan II shall be less than $250,000; provided that in addition to any requested Equipment Loans II in the principal amount of $250,000 or more, not more often than once during each fiscal quarter of the Company, the Company may request an Equipment Loan II in the principal amount of not less than $5,000, and (3) at the time the Company requests an Equipment Loan II and after giving effect to the making thereof there has not occurred and is not continuing any Default or Event of Default. Equipment Loans II which are repaid may not be reborrowed.

          (b)  Equipment Note II.    The Equipment Loans II shall be evidenced by an Equipment Note II, in the form attached hereto as Exhibit G, payable to the order of the Bank in the original principal amount of $1,500,000. The Equipment Note II shall be dated the date of the Third Amendment Agreement and shall have the blanks therein appropriately filled in. The Equipment Note II shall bear interest at the rate or rates, and such interest shall be payable on the dates, specified in Section 2.8.

          (c)  Notices of Borrowing.    Prior to 12:00 noon (Boston time) one Business Day prior to the proposed Equipment Loan II request date, an Authorized Officer shall submit to the Bank a

  Notice of Borrowing, with the proposed date of borrowing and the principal amount requested; provided that with respect to any Equipment Loan II with interest based on the LIBOR Rate, the conditions of Section 2.9A shall also be satisfied. No Notice of Borrowing shall be revocable by the Company.

          (d)  Invoices; Limitation on Equipment Loan Advances.

                i.  At the time of the delivery of a Notice of Borrowing for an Equipment Loan II hereunder and as a condition to such Equipment Loan II, the Company shall deliver to the Bank invoices, in form and substance satisfactory to the Bank, for the equipment to be financed with such Equipment Loan II, which invoices shall be dated no more than 90 days prior to the date of the requested Equipment Loan II; provided that on the date of the closing of the Third Amendment Agreement, the Company may include equipment with invoices dated no earlier than March 31, 2002.

              ii.  No Equipment Loan II shall exceed 90% of the purchase price of the equipment to be financed therewith (exclusive of soft costs and the costs of any delivery, installation, brokerage or maintenance fees and any taxes) as set forth on such invoices.

          2B.2 Loan Account; Notations.

          (a)  The Bank shall enter the Equipment Loans II as debits in the Loan Account. The Bank shall also record in the Loan Account all payments made by the Company on account of the Equipment Loans II, and may also record therein, in accordance with customary accounting practices, other debits and credits, and all interest, fees, charges and expenses related to the Equipment Loan II chargeable to the Company under this Agreement. The debit balance of the Loan Account shall reflect the amount of the Company's Obligations to the Bank from time to time by reason of the Equipment Loan II and other appropriate charges hereunder. Periodically, the Bank shall render a statement of account showing as of the date of such statement the debit balance of the Loan Account with respect to the Equipment Loan II which, unless notice to the contrary is received by the Bank from the Company within thirty (30) days of such date, and absent manifest error, shall be considered correct and accepted by the Company and conclusively binding upon it.

          (b)  The Bank shall, and is hereby irrevocably authorized by the Company to, enter on the schedule forming a part of the Equipment Note II or otherwise in its records appropriate notations evidencing the date and the amount of the Equipment Loans II, the interest rate applicable thereto and the date and amount of each payment of principal made by the Company with respect thereto; and in the absence of manifest error, such notations shall constitute conclusive evidence thereof. The Bank is hereby irrevocably authorized by the Company to attach to and make a part of the Equipment Note II a continuation of any such schedule as and when required. No failure on the part of the Bank to make any notation as provided in this subsection (b) shall in any way affect the Equipment Loan II or the rights or obligations of the Bank or the Company with respect thereto.

          2B.3 Advances.    Subject to the terms and conditions of this Agreement, the Bank shall make an Equipment Loan II on the disbursement date specified therefor in a Notice of Borrowing by crediting the amount of the Equipment Loan II to the Company's demand deposit account with the Bank or as otherwise instructed in writing by the Company.

          2B.4 Prepayments and Payments of the Equipment Loans II.    (a) The Company shall not have any right to prepay the principal amount of any Equipment Loan II other than as provided in this Section 2B.4.

          (b)  On at least one (1) Business Day prior written notice to the Bank, with respect to Equipment Loans II based on the Prime Rate, and three (3) Business Days prior written notice to the Bank, with respect to any LIBOR Portion, the Company may, at its option, prepay the Equipment Loans II, in whole at any time or in part from time to time, without penalty or premium; provided, that any prepayment of any LIBOR Portion shall be made together with the applicable LIBOR Premium. Any interest accrued on the amounts so prepaid to the date of such payment must be paid at the time of any such payment. Any optional prepayment of the Equipment Loans II shall be applied to installments of principal payable on the Equipment Loans II in the inverse order of maturity.

          (c)  Commencing on March 31, 2004, the Company hereby unconditionally promises to pay to the Bank quarterly principal payments on the Equipment Loans II on the last Business Day of each calendar quarter in an amount equal to the amount of principal which would amortize the principal amount of the Equipment Loans II outstanding on December 31, 2003 in eight equal installments.

          (d)  To the extent not previously paid, all unpaid principal and accrued interest on the Equipment Loans II shall be due and payable in full on the Equipment Loan II Maturity Date.

          2B.5 Method of Payment.    All payments and prepayments of principal and all payments of interest on the Equipment Loans II shall be made by the Company to the Bank at 100 Federal Street, Boston, Massachusetts 02110, in immediately available funds, on or before 11:00 a.m. on the due date thereof, free and clear of, and without any deduction or withholding for, any taxes or other payments. The Bank may, and the Company hereby authorizes the Bank to, debit the amount of any payment not made by such time to the demand deposit account of the Company with the Bank.

          2B.6 Interest upon an Event of Default; Overdue Payments.    (a) Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding principal amount of the Equipment Note II and (to the extent permitted by law) on accrued but unpaid interest shall thereafter be payable on demand at a rate per annum equal to two percent (2%) above the interest rate otherwise in effect with respect to such Equipment Loan II. Upon the cure of an Event of Default and the payment of interest at the default rate through the date of such cure, the interest rate shall revert to that provided for in Section 2.8.

          (b)  If a payment of principal or interest on the Equipment Loans II hereunder is not made in full within 10 days of date when due, the Company will pay to the Bank a late fee equal to five percent (5%) of the amount of such payment. Nothing in the preceding sentence shall affect the Bank's right to exercise any of its rights or remedies, including those provided in Section 8.2, if an Event of Default has occurred.

        (g)  Amendment to Section 4.    Section 4.13 is hereby amended by deleting subsection (b) and replacing it with the following subsections (b) and (c):

          (b)  The proceeds of the Equipment Loans shall be used exclusively for the purpose of financing the acquisition of capital and laboratory equipment, including, without limitation, software and leasehold improvements. The proceeds of the Equipment Loans II shall be used exclusively for the purpose of financing the acquisition of capital and laboratory equipment, including, without limitation, software. The Company may use the initial Equipment Loans II (to be advanced on or before January 31, 2003) to finance equipment previously acquired by the Company under invoices dated no earlier than March 31, 2002.

          (c)  The proceeds of the Term Loan shall be used exclusively for the purpose of refinancing of existing Indebtedness.

        (h)  Amendments to Section 5.

              i.  Section 5.1(b1) is hereby amended by inserting the following immediately before the first word in such section:

          "at any time when the Company's Cash Equivalent Amount shall not be greater than $25,000,000,"

            ii.  Section 5.1(d) is hereby deleted and replaced by the following:

          (d)  concurrently with the delivery of each financial statement of the Company pursuant to subsections 5.1(a), 5.1(b) and 5.1(b1) and at any time reasonably requested by the Bank, a completed compliance certificate substantially in the form of Exhibit C hereto signed on behalf of the Company by an Authorized Officer;

            iii.  Section 5.1(e) is hereby deleted and replaced by the following:

          (e)  concurrently with the delivery of each financial statement pursuant to subsection (a), projections for the Company and its Subsidiaries on a consolidating and consolidated basis for the current fiscal year, including projected balance sheets, income statements, cash flow statements and such other statements as the Bank may reasonably request and in form and substance satisfactory to the Bank, all prepared in good faith and based on assumptions which were reasonable when made;

            iv.  Sections 5.10, 5.11 and 5.12 of the Loan Agreement are hereby deleted and replaced by the following provisions:

          5.10 Minimum Liquidity Ratio.    The Company shall maintain at all times a Cash Equivalent Amount equal to or greater than 150% of its Total Liabilities.

          5.11 Minimum Tangible Capital Base.    The Company shall maintain at all times a Tangible Capital Base of not less than $40,000,000.

          5.12 Minimum Debt Service Coverage Ratio/Minimum Cash or Equivalents.    The Company shall maintain at all times (a) a Debt Service Coverage Ratio of not less than 1.50 to 1.00, or (b) a Cash Equivalent Amount equal to or greater than the greatest of: (i) $10,000,000, (ii) 200% of the Funded Senior Indebtedness, (iii) the Annualized Cash Burn; and (iv) the projected Cash Burn for the period of four consecutive fiscal quarters immediately succeeding such date of determination.

            v.  The following Section 5.13 is hereby added to the Loan Agreement:

          5.13 Subsidiary Guarantees.    In the event that the Borrower or any of its Subsidiaries shall form or acquire any new domestic Subsidiary after the date hereof (or became the subsidiary of a holding company), as applicable, the Borrower or such Subsidiary will cause such new Subsidiary (or holding company) within five Business Days after such formation or acquisition to execute and deliver to the Bank a guaranty agreement, satisfactory in form and substance to the Bank, guarantying all the Loans and other obligations of the Borrower hereunder and under the other Loan Documents.

        (i)    Amendments to Section 6.

              i.  Section 6.6 is hereby deleted and replaced by the following:

          6.6.  Merger; Consolidation; Sale or Lease of Assets.    Neither the Company nor any of its Subsidiaries shall, without the prior written consent of the Bank, sell, lease or otherwise dispose of assets or properties, other than sales or leases of inventory in the ordinary course of business; or liquidate, merge or consolidate into or with or acquire any other Person or entity, provided that any Subsidiary of the Company may merge or consolidate into or with (i) the Company if no

  Default or Event of Default has occurred and is continuing or would result from such merger and if the Company is the surviving company or (ii) any other wholly-owned Subsidiary of the Company; provided further, that the Company may acquire all or substantially all of the assets or the capital stock of, or other equity interests in Biosearch Italia, or Biosearch Italia may be merged with or into the Company (the "BI Acquisition"), subject to satisfaction of the following conditions:

          (a)  immediately prior to the BI Acquisition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or will arise on a pro forma basis and the Company shall have provided the Bank evidence satisfactory to it, in its sole discretion, to such effect (including, without limitation, a compliance certificate demonstrating pro forma compliance with the financial covenants contained in Sections 5.10, 5.11 and 5.12);

          (b)  if the BI Acquisition is consummated (i) by way of merger or consolidation, the Company shall be the surviving entity, or (ii) by way of asset sale, the assets so acquired shall be transferred free and clear of any Encumbrances (except to the extent permitted by Section 6.4), or (iii) by way of acquisition in which Biosearch Italia becomes a domestic Subsidiary of the Company, or the Company forms a domestic Subsidiary for the purpose of acquiring the assets of Biosearch Italia, the Bank shall have received a Guaranty Agreement in the form of Exhibit J attached hereto executed by Biosearch Italia or such newly-formed domestic Subsidiary;

          (c)  no Indebtedness in excess of $2,000,000 shall be incurred, guaranteed, assumed or consolidated in connection with the BI Acquisition (except to the extent permitted by Section 6.1);

          (d)  the Bank shall have received lien searches reasonably satisfactory to the Bank with respect to the assets of, and equity interests in, Biosearch Italia;

          (e)  the representations and warranties of the Company set forth in Section 4 shall be true and correct on the date of the BI Acquisition as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date), after giving effect to the BI Acquisition on a pro forma basis;

          (f)    to the extent any representation or warranty herein makes reference to one or more of the schedules to this Agreement, and as result of the BI Acquisition a new schedule should be created, the Company shall create, or make revisions to such schedules, in each case as of the date of the consummation of the BI Acquisition and notwithstanding that such representation or warranty may expressly state that it is made as of an earlier date, reasonably acceptable to the Bank, solely to take into account the consummation of the BI Acquisition;

          (g)  the Bank shall have received copies of the merger agreement pursuant to which the BI Acquisition will be consummated; and

          (h)  the Bank shall have received any other information reasonably requested by the Bank with respect to the BI Acquisition.

            iii.  Addition of Section 6.13 of the Loan Agreement.    Section 6.13 of the Loan Agreement as set forth below is hereby added to the Loan Agreement immediately following Section 6.12:

          6.13 Restrictive Agreements.    The Company will not, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Company to create, incur or permit to exist any Encumbrance upon any of its property or assets, or provided that the foregoing shall not apply to (a) restrictions and conditions imposed by law or by this Agreement, (b) restrictions and conditions existing on the date hereof identified on Schedule 6.13 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (c) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (d) customary provisions in leases, license agreements and other contracts now existing or hereafter entered into restricting the assignment thereof.

          (j)    Amendment to Exhibit C.    Exhibit C is replaced by Exhibit C attached hereto.

        3.    No Default; Representations and Warranties, etc.

        The Company hereby confirms that: (a) except as set forth on the Disclosure Schedule attached hereto, the representations and warranties of the Company contained in Section 4 of the Loan Agreement are true on and as of the date hereof as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date); (b) the Company is in compliance in all material respects with all of the terms and provisions set forth in the Loan Agreement on its part to be observed or performed thereunder; and (c) after giving effect to this Amendment Agreement, no Event of Default specified in Section 8 of the Loan Agreement, nor any event which with the giving of notice or expiration of any applicable grace period or both would constitute such an Event of Default, shall have occurred and be continuing.

        4.    Conditions to the Effectiveness of this Amendment Agreement.

        Concurrently herewith (and as conditions to the Bank's consent to this Amendment Agreement), the Company will furnish the Bank with the following:

        (a)  This Amendment Agreement duly executed by the Company;

        (b)  The Term Note duly executed by the Company;

        (c)  The Equipment Note II duly executed by the Company;

        (d)  A Perfection Certificate in the form of Exhibit H duly completed and executed by the Company;

        (e)  A Pledged Account Agreement in the form of Exhibit I attached hereto executed by the Company to perfect the Bank's security interest in the collateral described therein;

        (f)    A certificate of the Secretary or an Assistant Secretary of the Company certifying: (i) the resolutions of the Company's board of directors authorizing the execution and delivery of this Amendment Agreement, the Equipment Note II, (ii) the identity of the officer(s) authorized to execute, deliver and take all other actions required under this Amendment Agreement, and the specimen signatures of such officers, (iii) the true, correct and complete copy of the certificate of incorporation of the Company (together with all amendments thereto), and (iv) the true, correct and complete copy of the Bylaws of the Company (together with all amendments thereto);

        (g)  A certificate of the Secretary of State of the State of Delaware, as to legal existence and good corporate standing of the Company in such state and listing all documents on file in the office of said Secretary of State;

        (h)  A certificate of the Secretary of State of the State of California, as to the qualification of the Company to transact business in such state;

        (i)    A certificate of the Secretary of the Commonwealth of Pennsylvania, as to the qualification of the Company to transact business in such commonwealth;

        (j)    Lien searches against the Company in all appropriate jurisdictions;

        (k)  A landlord's consent and estoppel with respect to the Company's leasehold properties located in Fremont, California and King of Prussia, Pennsylvania, each in a form satisfactory to the Bank and its counsel;

        (l)    The Bank's security interest in the Collateral (as defined in Section 7.1 as amended by this Amendment Agreement) shall continue to be a first priority perfected security interest subject only to Permitted Encumbrances and such UCC-1 financing statements or UCC-3 continuation statements as may be necessary to maintain such first priority perfected security interest shall have been filed in all appropriate filing offices;

        (m)  Opinion of O'Melveney & Myers LLP, reasonably acceptable in form and substance to the Bank and its counsel;

        (n)  Payment of the $50,000 facility fee by the Company to the Bank;

        (o)  Payment of all invoiced fees and expenses (including legal fees and disbursements) incurred by the Bank in connection with this Amendment Agreement and the transactions contemplated hereby; and

        (p)  Such other documents and instruments as the Bank may reasonably require in order to put this Amendment Agreement into full force and effect.

        5.    Miscellaneous.

        (a)  Except to the extent specifically amended hereby, the Loan Agreement, Loan Documents and all related documents shall remain in full force and effect. Whenever the terms or sections amended hereby shall be referred to in the Loan Agreement, the Loan Documents or such other documents (whether directly or by incorporation into other defined terms), such defined terms shall be deemed to refer to those terms or sections as amended by this Amendment Agreement. All references in the Loan Agreement, Loan Documents or such other documents to the Notes shall be deemed to refer to the Term Note, the Equipment Note and the Equipment Note II.

        (b)  This Amendment Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument.

        (c)  The Company shall pay all reasonable expenses, including reasonable legal fees and disbursements incurred by the Bank in connection with this Amendment Agreement and the transactions contemplated hereby and any other expenses, reasonable legal fees and disbursements incurred by the Bank.

        (d)  This Amendment Agreement shall be governed by the laws of the Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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        IN WITNESS WHEREOF, the parties hereto have executed this Amendment Agreement which shall be deemed to be a sealed instrument as of the date first above written.

VERSICOR INC.
By:	/s/ DOV GOLDSTEIN Name: Dov A. Goldstein, M.D. Title: VP, Finance & CFO
FLEET NATIONAL BANK
By:	/s/ KIMBERLY MARTONE Name: Kimberly Martone Title: Managing Director

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  Exhibit 10.12.3
THIRD AMENDMENT AGREEMENT TO TERM LOAN